Exhibit 3.12

I, Ms. Natalia Butragueño Rodriguez-Borlado, Secretary of the Board of Directors of
SANTANDER FINANCE PREFERRED, S.A. Unipersonal,

CERTIFY:

That at the Universal General Shareholders Meeting of the Company held at the registered address, on 7th November of two thousand and five, with the presence of the Sole Shareholder that represents the totality of the capital subscribed and paid in, chaired by MR. JOSÉ ANTONIO SOLER RAMOS, and with the Secretary being Ms. Natalia Butragueño Rodriguez-Borlado, the following agreements were taken up by unanimity, being included in the Agenda, which was also approved by unanimity:

2. INCREASE IN SHARE CAPITAL

For the Share capital to be increased by the sum of NINETY THOUSAND, THREE HUNDRED (90,300) Euros, to the sum of ONE HUNDRED AND FIFTY THOUSAND, FIVE HUNDRED (150,500) Euros, by means of the issuing of NINE HUNDRED AND THREE new nominative shares of the same class and series as those existing, each one of a nominal value of ONE HUNDRED Euros, and correlatively numbered from 602 to 1505, both inclusive, which must be paid in by means of monetary contributions.                                              [603]

The new shares are fully subscribed and paid in by the sole shareholder, BANCO SANTANDER CENTRAL HISPANO, S.A.

Following the increase in share capital, the SIXTH section of the Articles of Association has the following wording:

SECTION 6: The share capital is established at ONE HUNDRED AND FIFTY THOUSAND (150,500) Euros. The said capital is divided into and represented by ONE THOUSAND, FIVE HUNDRED AND FIVE ordinary and nominative shares of one single series, each one of a nominal value of ONE HUNDRED (100) Euros, numbered from one (1) to ONE THOUSAND, FIVE HUNDRED AND FIVE (1505) both inclusive. All of the titles have been subscribed and paid in.

3. POWERS TO RAISE AGREEMENTS TO PUBLIC

Any one of the members of the Board of Directors is empowered to raise the agreements taken up to public individually.

I also CERTIFY

That the Minutes of the Session of the Universal Board and Extraordinary Shareholders Meeting were approved by unanimity and signed once the same had finalized by the Secretary and with the approval of the Chairman and by the representative of the attending shareholder, title-holder of the totality of the capital subscribed and paid in of the company

And in order for it to be so recorded for the appropriate purpose, I issue and sign the present certificate, with the approval of the Chairman, in Madrid, on 15th November, 2005.

The Secretary of the Board                                                                           Approved: The Chairman, José Antonio Soler Ramos